EXHIBIT 10.5.3

ACCELERATE DIAGNOSTICS, INC.
2022 OMNIBUS EQUITY INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS

This Restricted Stock Unit Agreement consists of this Notice of Grant of Restricted Stock Units (the “Grant Notice”) and the Restricted Stock Unit Award Agreement immediately following. The Restricted Stock Unit Agreement sets forth the specific terms and conditions governing Restricted Stock Unit Awards under the Accelerated Diagnostics, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”). All of the terms of the Plan are incorporated herein by reference.

Name of Grantee:
Date of Grant:
Total No. of Restricted Stock Units:
Grant Number:
Vesting Schedule:
Mandatory Sale to Cover Withholding Tax: As a condition to acceptance of this Award, to the fullest extent permitted under the Plan and applicable laws, withholding taxes and other tax related items will be satisfied through the sale of a number of shares of Stock subject to the Award as determined in accordance with Section 5 of the Restricted Stock Unit Award Agreement and the remittance of the cash proceeds to the Company. Under the Restricted Stock Unit Award Agreement, the Company is authorized and directed by Grantee to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the taxes required to be withheld. The mandatory sale of shares to cover withholding taxes and tax related items is imposed by the Company on Grantee in connection with the receipt of this Award, and it is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to meet the requirements of Rule 10b5-1(c).

by ACCEPTING THIS RESTRICTED STOCK UNIT AGREEMENT (WHETHER THROUGH ELECTRONIC SIGNATURE OR OTHER MEANS), GRANTEE accepts participation in the plan, acknowledges that he or she has read and understands the provisions of this grant n and the plan, and agrees that this grant notice, the award agreement and the plan shall govern the terms and conditions of this award.

IN WITNESS WHEREOF, the Company has executed this Restricted Stock Unit Agreement, and this Restricted Stock Unit Agreement shall be effective as of the Date of Grant set forth above.

RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE ACCELERATE DIAGNOSTICS, INC.
2022 OMNIBUS EQUITY INCENTIVE PLAN

This Restricted Stock Unit Award Agreement (this “Agreement”) is between Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”) and the individual (the “Grantee”) identified in the Notice of Grant of Restricted Stock Units (the “Grant Notice”), and is effective as of the date of grant referenced in the Grant Notice (the “Date of Grant”). This Agreement supplements the Grant Notice to which it is attached, and, together, with the Grant Notice, constitutes the “Restricted Stock Unit Agreement” referenced in the Grant Notice.

RECITALS

A.The Board of Directors of the Company (the “Board”) has adopted and the shareholders have approved the Accelerate Diagnostics, Inc. 2022 Omnibus Equity Incentive Plan (the “Plan”) to promote the success an enhance the value of the Company by linking the personal interests of the Plan’s participants to those of the Company’s shareholders by providing such individuals with an incentive for outstanding performance.

B.The Compensation Committee of the Board has approved the grant of Restricted Stock Units to Grantee pursuant to Section 9.2 of the Plan.

C.To the extent not specifically defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Plan.

D.In consideration of the mutual covenants and conditions hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Grantee agree as follows:

AGREEMENT

1.Grant of Restricted Stock Units. Subject to the terms of this Agreement and Section 9.2 of the Plan, the Company grants to Grantee the aggregate number of Restricted Stock Units specified in the Grant Notice.

2.Vesting of Restricted Stock Units. Subject to Grantee’s continued employment (or service) with the Company, the Restricted Stock Units shall vest and become nonforfeitable according to the vesting schedule set forth in the Grant Notice.

3.Payment of Restricted Stock Units. The Restricted Stock Units that become vested and nonforfeitable pursuant to Section 2 above will be paid in whole unrestricted and fully transferable shares of Stock within 30 days of each vesting date identified in the Grant Notice (each, a “Vesting Date”).

4.No Shareholder Rights. During the restriction period and until the date of payment of Restricted Stock Units pursuant to Section 3, Grantee will not have any of the rights of a shareholder of the Company with respect to the Restricted Stock Units.

5.Withholding. As described in Section 14.3 of the Plan, the Company shall have the right to deduct or withhold, or to require Grantee to remit to the Company, an amount necessary to satisfy any federal, state or local taxes (including Grantee’s FICA obligation) as are required by law to be withheld with respect to the Award (the “Withholding Obligations”).
a.By accepting this Agreement, Grantee agrees to a “same day sale” commitment with a broker-dealer that is a member of the Financial Industry Regulatory Authority (FINRA) (the “Agent”) whereby Grantee irrevocably agrees to sell a portion of the shares of Stock to be delivered in connection with these Restricted Stock Units to satisfy the Withholding Obligations and whereby the Agent has committed to forward the proceeds necessary to satisfy the Withholding Obligations directly to the Company (“Sell to Cover”). In connection with the Sell to Cover arrangement, Grantee hereby irrevocably appoints E*Trade, or such other registered broker-dealer that is a member of FINRA as the Company may select, as Grantee’s Agent, and Grantee authorizes and directs the Agent to: (1) Sell on the open market at the then prevailing market price(s), on Grantee’s behalf, as soon as practicable on or after the date on which the shares of Stock are delivered to Grantee pursuant to this Agreement in connection with the vesting of these Restricted Stock Units, the number (rounded up to the next whole number) of shares of Stock sufficient to generate proceeds to cover: (i) the Withholding Obligations arising in connection with the Award, and (ii) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and (2) remit any remaining funds to Grantee.
i.Grantee acknowledges that the Sell to Cover transaction and the corresponding authorization and instruction to the Agent set forth in this Section 5(a) to sell Stock to satisfy the Withholding Obligations (collectively, the “10b5-1 Plan”) is intended to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act and to be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act. Grantee represents and warrants that, on the date Grantee accepts this Award, he or she: (i) is not aware of any material, nonpublic information with respect to the Company or any securities of the Company; (ii) is not subject to any legal, regulatory or contractual restriction that would prevent the Agent from conducting sales; (iii) does not have, and will not attempt to exercise, authority, influence or control over any sales of Stock effected by the Agent pursuant to the 10b5-1 Plan; and (iv) is entering into the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company's securities on the basis of material nonpublic information) under the Exchange Act.
ii.Grantee hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Stock that must be sold pursuant to the 10b5-1 Plan.
iii.Grantee acknowledges that the Agent is under no obligation to arrange for the sale of Stock at any particular price under the 10b5-1 Plan and that the Agent may effect sales as provided in the 10b5-1 Plan in one or more sales and that the average price for executions resulting from bunched orders may be assigned to Grantee’s account. Grantee further acknowledges that Grantee will be responsible for all brokerage fees and other costs of sale associated with the 10b5-1 Plan, and Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, Grantee acknowledges that it may not be possible to sell shares of Stock as provided for in this 10b5-1 Plan due to: (i) a legal or contractual restriction applicable to Grantee or the Agent; (ii) a market disruption; (iii) a sale effected pursuant to this 10b5-1 Plan that would not comply (or in the reasonable opinion of the Agent’s counsel is likely not to comply) with the Securities Act of 1933, as amended; (iv) the Company’s determination that sales may not be effected under this 10b5-1 Plan; or (v) rules governing order execution priority on the national exchange where the Stock may be traded. In the event of the Agent’s inability to sell shares of Stock, Grantee will remain responsible for the timely payment to the Company of all Withholding Obligations.
iv.Grantee acknowledges that regardless of any other term or condition of this 10b5-1 Plan, the Agent will not be liable to Grantee for: (i) special, indirect, punitive, exemplary, or consequential damages, or incidental losses or damages of any kind; or (ii) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.
v.Grantee hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of the 10b5-1 Plan. The Agent is a third-party beneficiary of this Section 5(a) and the terms of the 10b5-1 Plan.
vi.The 10b5-1 Plan shall terminate not later than the date on which the Withholding Obligations arising in connection with the Award have been satisfied.
b.Notwithstanding the forgoing, prior to a Vesting Date, Grantee may opt out of the Sell to Cover commitment with respect to such Vesting Date and elect to pay the Company in cash all or any portion of the Withholding Obligations for such Vesting Date so long as such election and payment is made when no blackout period is in place (under the Company’s insider trading policy) and when Grantee is not otherwise in possession of material nonpublic information with respect to the Company.
c.If, for any reason, such Sell to Cover transaction cannot be effectuated or cannot generate sufficient proceeds to satisfy the Withholding Obligations, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Obligations by: (i) withholding shares of Stock to which Grantee would otherwise be is entitled pursuant to the Award in an amount necessary to satisfy the Withholding Obligations; (ii) by causing Grantee to write a personal check or make an equivalent cash payment to the Company; (iii) by withholding additional amounts from any other compensation that would be otherwise payable to Grantee; or (iv) by any other method permitted under Section 14.3 of the Plan.

6.No Right to Continued Employment (or Service). This Agreement shall not be construed to confer upon Grantee any right to continue employment (or service) with the Company and shall not limit the right of the Company, in its sole and absolute discretion, to terminate Grantee’s employment (or service) at any time.

7.Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan and the Plan shall in all respects be administered by the Committee in accordance with the terms of and as provided in the Plan. The Committee shall have the sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the Committee with respect thereto and to this Agreement shall be final and binding upon Grantee and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

8.Adjustments. The number of shares of Stock subject to the Restricted Stock Units issued to Grantee pursuant to this Agreement shall be adjusted by the Committee pursuant to Section 4.4 of the Plan, in its discretion, in the event of a change in the Company’s capital structure.

9.Copy of Plan. By accepting this Agreement (whether through electronic signature or other means), Grantee acknowledges receipt of a copy of the Plan.

10.Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Delaware.

11.Amendment. Except as otherwise provided in the Plan, this Agreement may be amended only by a written agreement executed by the Company and Grantee. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by a representative of the Committee.

12.Clawback. Pursuant to Section 6.9 of the Plan, every Award issued pursuant to the Plan is subject to potential forfeiture or “clawback” to the fullest extent called for by applicable federal or state law or any policy of the Company. By accepting this Award (whether through electronic signature or other means), Grantee agrees to be bound by, and comply with, the terms of any such forfeiture or “clawback” provision imposed by applicable federal or state law or prescribed by any policy of the Company.

13.Section 409A Compliance. The Restricted Stock Units, if any, that become payable pursuant to this Agreement may be considered “nonqualified deferred compensation” that is subject to the requirements of Section 409A of the Code. The Company intends, but does not and cannot warrant or guaranty, that the Restricted Stock Units will be paid in compliance with Section 409A of the Code or an applicable exception. Neither the time nor the schedule of the payment of the Restricted Stock Units may be accelerated or subject to a further deferral except as permitted pursuant to Section 409A of the Code and the applicable regulations. Payment of the Restricted Stock Units may be delayed only in accordance with Section 409A of the Code and the applicable regulations. Grantee may not make any election regarding the time or the form of the payment of the Restricted Stock Units. This Agreement shall be administered in compliance with Section 409A of the Code or an exception thereto and each provision shall be interpreted, to the extent possible, to comply with Section 409A of the Code and the applicable regulations.

14.Securities Laws Compliance. The Company shall not be required to deliver any of the Stock subject to this Award if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable federal or state securities laws or regulations.

15.Electronic Signature; Acceptance. Grantee acknowledges that Grantee’s electronic signature has the same legal force and effect as a written or manual signature. Grantee’s electronic acceptance is required and this Award will be cancelled if Grantee fails to comply with the Company’s acceptance requirement within 30 days of the Date of Grant.

MANY OF THE PROVISION OF THIS AWARD AGREEMENT ARE SUMMARIES OF SIMILAR PERTINENT PROVISIONS OF THE PLAN. TO THE EXTENT THAT THIS AGREEMENT IS SILENT ON AN ISSUE OR THERE IS A CONFLICT BETWEEN THE PLAN AND THIS AGREEMENT, THE PLAN PROVISIONS SHALL CONTROL.